Exhibit 10.21

Grocery Outlet Inc.

Annual Incentive Plan

The Grocery Outlet Inc. Annual Incentive Plan (the “Plan”) is established to reward and align the efforts of employees with the strategic priorities and activities of Grocery Outlet Inc. (the “Company”) which maximize the Company’s performance and drive shareholder value by providing an annual cash incentive opportunity to participating employees that may be earned for achievement of short-term financial and strategic goals. The Plan shall be effective as of January 1, 2019 and shall be administered by the Compensation Committee of the Company (the “Administrator”).

1.	Definitions.

a.

“Base Salary” means the Participant’s annual base salary for the Bonus Period or for the portion of the Bonus Period that a Participant is eligible; provided, however, that Base Salary shall exclude any portion of such annual base salary that relates to any period of time that a Participant is on a permitted leave of absence. Base Salary is determined without regard to any salary deferrals under any deferred compensation plans or other pay or benefit programs of the Company in which the Participant participates.

b.	“Bonus Amount” means, as to any Participant, the applicable bonus payment calculated using Base Salary and Bonus Percent, subject to the requirements of Section 2.

c.	“Bonus Percent” means a percentage of a Participant’s Base Salary, as determined by the Company.

d.	“Bonus Period” means from the first day of the fiscal year through the last day of such fiscal year.

e.

“Participant” means an employee who is designated to participate in the Plan by the Company, subject to the requirements of Section 2. For purposes hereof, the Company shall be permitted to designate groups of employees by job title or level as Participants without the need to identify any individual Participant by name. In no event shall a Participant include (i) independent contractors, (ii) temporary employees, or (iii) employees who are regularly scheduled to work less than 20 hours per week or are non-benefits eligible.

f.	“Payment Date” means the date on which a Bonus Amount (or a portion thereof), if any, is paid to a Participant.

g.	“Performance Goals” means the performance criteria and objectives that are established by the Company for the applicable Bonus Period from time to time.

2.	Eligibility for Bonus Amount.

Except as otherwise provided under the Plan, each Participant is eligible to receive a Bonus Amount under the Plan if:

a.	Such Participant became a Participant on or before October 1 of the applicable Bonus Period;

b.	Such Participant remains active in an eligible status in the employ of the Company through the date the Bonus Amount (or a portion thereof) is paid;

c.	The Performance Goals for the applicable Bonus Period are met;

d.

Such Participant is in good standing. Participants whose performance needs improvement or is below standard (as determined by the Administrator) may in the sole and absolute discretion of the Administrator be deemed ineligible to earn any Bonus Amount, in whole or in part. The following are a non-exhaustive list of factors the Administrator may consider in determining a Participant’s below standard performance: (1) most recent annual performance rating below meets expectations; (2) currently on a performance improvement plan or being counseled for below standards performance; or (3) has a final written warning in effect at the time of payment.

Participants in eligible status who remain active, but change positions during the Bonus Period are eligible to earn a pro-rated bonus based upon their period of employment in eligible status during the Bonus Period.

3.	Performance Goals.

The Administrator shall approve the Performance Goals for the applicable Bonus Period. Achievement of Performance Goals, which will determine the amount, if any, earned under the Plan, shall be determined by the Administrator or its designee. The Bonus Amount actually earned will be in the sole and exclusive discretion of the Administrator or its designee based on the application of the Performance Goals for the applicable Bonus Period.

4.	Payment of Bonus Amount.

The payment with respect to any Bonus Amount (or a portion thereof) under the Plan shall be payable by the Company on a Payment Date, subject to a Participant’s continued employment through such Payment Date. The Bonus Amount (or a portion thereof) will be payable as a lump sum cash amount or, at the discretion of the Administrator and if determined prior to the Payment Date, in shares of the Company’s stock. The Bonus Amount (or a portion thereof) shall be subject to reduction for all required federal, state and local taxes and other legally required withholdings.

5.	Termination of Employment.

To the extent a Participant’s employment with the Company is terminated for any reason prior to the Payment Date, such Participant shall have no rights with respect to any Bonus Amount or other payment or award under the Plan, unless otherwise prohibited by law.

6.	Termination or Amendment of the Plan.

The Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the sole and exclusive discretion of the Administrator without further liability of the Company to any Participant.

7.	Additional Terms.

a.

If any provision of this Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision had been omitted. All questions concerning the construction, validation and interpretation of the Plan shall be governed by the laws of the state of Delaware without regard to its conflict of laws provisions.

8.	Miscellaneous.

a.

No Right to Continued Employment. Nothing contained in the Plan shall confer upon any Participant any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate any Participant’s employment, with or without cause.

b.	Clawback Policy. Any Bonus Amount (or a portion thereof) payable under this Plan is subject to any clawback, forfeiture or other similar policy adopted by the Company, as in effect from time to time.

c.	Calculations. The Company’s Finance department shall have the responsibility of calculating each Bonus Amount. The results will be independently reviewed by the Administrator or its designee.

d.	Administration. The Administrator shall administer the Plan and be the sole and exclusive interpreter and arbiter of the provisions of the Plan.

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